FOR IMMEDIATE RELEASE

LM Funding to Separate Trading of

Common Shares and Warrants on December 8, 2015

Tampa, Fla. – December 1, 2015 – LM Funding America, Inc. (NASDAQ: LMFAU), a specialty finance company offering unique funding solutions to community associations, announced today that commencing on December 8, 2015, the common stock and warrants comprising the company’s units will, as previously disclosed, begin trading separately on the Nasdaq Capital Market under the symbol “LMFA” and “LMFAW”, respectively.

Each unit consists of one share of the company’s common stock and one warrant to purchase one share of the company’s common stock at an exercise price of $12.50 per share. The warrants are exercisable through November 30, 2020.

In connection with the separate trading of the common stock and warrants, the trading of the company’s units, which are currently listed under the symbol “LMFAU”, will be suspended and the units will be delisted from NASDAQ.

A registration statement relating to the units has been filed with and declared effective by the U.S. Securities and Exchange Commission (“SEC”). This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale, of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About LM Funding America

LM Funding America, Inc., together with its subsidiaries, is a specialty finance company that provides funding to nonprofit community associations (Associations) primarily located in the state of Florida, as well as in the states of Washington and Colorado. The company offers funding to Associations by purchasing a certain portion of the associations’ rights to delinquent accounts that are selected by the Associations arising from unpaid Association assessments. It is also involved in the business of purchasing delinquent accounts on various terms tailored to suit each Association’s financial needs, including under its New Neighbor Guaranty™ program. The company was founded in 2008 and is based in Tampa, Florida.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the company’s filings with the SEC. The occurrence of any of these risks and uncertainties could have a material adverse effect on the company’s business, financial condition, and results of operations.

Company Contact:

Bruce Rodgers

Chairman and CEO

LM Funding America, Inc.

Tel (813) 222-8996

investors@lmfunding.com

Investor Relations Contact:

Michael Koehler

Liolios Group, Inc.

Tel (949) 574-3860

LMFA@liolios.com

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